EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 10, 2010, except for notes 3, 5, 6, 9, 13, 17, 18, 19 and 20, for which the date was December 1, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of First National Community Bancorp, Inc. on Form 10-K/A for the year ended December 31, 2009, included in this Annual Report (Form 10 K), in each Form S-3 and Form S-8 filed by First National Community Bancorp Inc. Pursuant to the Securities Act of 1933, as amended.

/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey

April 6, 2012